Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2015, with respect to the consolidated financial statements of Innocoll AG included in the Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement and Prospectus on Form F-4. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus on Form F-4and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dublin, Ireland

December 10, 2015